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                                                                    EXHIBIT 23.7

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Apartment Investment and Management Company for the registration of up to 7,205,739 shares of Class A Common Stock and to the incorporation by reference therein of our report dated February 13, 1998, except for Note 20, as to which the date is March 19, 1998, with respect to the consolidated financial statements of Insignia Financial Group, Inc. included in Apartment Investment and Management Company's Current Report on Form 8-K dated March 17, 1998, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Greenville, South Carolina
March 31, 1998